UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            _________________________

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           Medical Nutrition USA, Inc.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


             Delaware                                   11-3686984
----------------------------------------      ---------------------------------
(State of incorporation or organization)      (IRS Employer Identification No.)


         10 West Forest Avenue
         Englewood, New Jersey                            07631
----------------------------------------                ----------
(Address of principal executive offices)                (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                       Name of each exchange on
     to be so registered                 which each class is to be registered
  --------------------------             ------------------------------------
        Common Stock,                         The NASDAQ Stock Market LLC
  $0.001 par value per Share

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

         Medical Nutrition USA, Inc. (the "Company") is authorized to issue 20,000,000 shares of common stock, $0.001 par value per share, of which 14,068,145 shares were issued and outstanding as of April 12, 2007.

         Each outstanding share of common stock entitles the holder to one vote on all matters requiring a vote of stockholders. There is no right to cumulative voting. In the event of voluntary or involuntary liquidation, all common stockholders are entitled to a pro rata distribution of the Company's assets remaining after payment of the claims of creditors and of any preferred stock having liquidation rights superior to those of the common stock. There are no shares of preferred stock currently outstanding. Common stock holders have no preemptive rights to subscribe for additional shares of our equity securities. Holders of the Company's common stock are entitled to dividends if, as and when declared by our board of directors. To date, the Company has never paid a dividend on our common stock.

Item 2.  Exhibits.

         Not applicable.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date: April 17, 2007                   MEDICAL NUTRITION USA, INC.

                                       By: /s/ ALAN LEVY
                                           -------------------------------------
                                           Name:  Alan Levy
                                           Title: Vice President/Finance
                                                  Chief Financial Officer